UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 20, 2018

Apollo Investment Corporation
(Exact Name of Registrant as Specified in Charter)

Maryland	814-00646	52-2439556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street,
New York, NY 10019
(Address of Principal Executive Offices) (Zip Code)

(212) 515-3450
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since
Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 19, 2018, Apollo Investment Corporation (the “Company”) amended and restated its senior secured, multi-currency, revolving credit facility (the “Amended & Restated Facility”). The Amended & Restated Facility has lender commitments of $1,590,000,000 and allows the Company to seek additional commitments from new and existing lenders in the future, up to an aggregate facility size not to exceed $2,385,000,000. The final maturity date of the Amended & Restated Facility is November 19, 2023. Pricing for eurocurrency borrowings will be 175 or 200 basis points over Adjusted LIBO Rate, and pricing for Alternate Base Rate borrowings will be 75 or 100 basis points over an Alternate Base Rate, in each case determined based on the total amount of the Gross Borrowing Base relative to the total commitments available under the Amended & Restated Facility plus the aggregate amount of certain other indebtedness minus the amount of fully cash collateralized letters of credit pursuant to the Amended & Restated Facility.
Under the Amended & Restated Facility, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) maintaining a certain minimum shareholders’ equity, (e) maintaining a ratio of total assets (less total liabilities) to total indebtedness, of the Company and its subsidiaries (subject to certain exceptions), of not less than 1.5:1.0, (f) maintaining a ratio of certain total assets (less total liabilities) to total secured indebtedness, of the Company and its subsidiaries (subject to certain exceptions), of not less than 2.0:1.0 and (g) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Company and certain of its subsidiaries. The Amended & Restated Facility also continues to include usual and customary events of default for senior secured revolving credit facilities of this type.
In addition to the asset coverage ratio described above, borrowings under the Amended & Restated Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a Borrowing Base that will apply different advance rates to different types of assets in the Company’s portfolio. The advance rate applicable to any specific type of asset in the Company’s portfolio will also depend on the relevant asset coverage ratio as of the date of determination. Borrowings under the Amended & Restated Facility will also continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.
Terms used in the foregoing paragraphs have the meanings set forth in the Amended & Restated Facility. The description above is only a summary of the material provisions of the Amended & Restated Facility and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Amended & Restated Facility, which is attached hereto as Exhibit 10.1.

Item 8.01	Other Events
On November 20, 2018, Apollo Investment Corporation issued a press release. A copy of the Registrant's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1
Amended and Restated Senior Secured Revolving Credit Agreement, dated as of November 19, 2018, between Apollo Investment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press Release, dated November 20, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO INVESTMENT CORPORATION

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Chief Legal Officer & Secretary

Date: November 20, 2018

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Amended and Restated Senior Secured Revolving Credit Agreement, dated as of November 19, 2018, between Apollo Investment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press Release, dated November 20, 2018